EXHIBIT 99.1

ADTRAN, INC. ANNOUNCES REVISED FIRST QUARTER

REVENUE AND EARNINGS ESTIMATE

HUNTSVILLE, ALABAMA - ADTRAN, Inc. (NASDAQ: ADTN) announced revised revenue and earnings estimates for the first quarter ending March 31, 2014. Based upon information currently available, revenue for the quarter is expected to range from $146.0 million to $147.0 million. GAAP earnings per share for the quarter, assuming dilution, are expected to range from $0.16 to $0.17. Non-GAAP earnings per share for the quarter are expected to range from $0.20 to $0.21. Non-GAAP earnings per share exclude the effect of acquisition related expenses, amortizations and adjustments, and stock compensation expense.

ADTRAN Chief Executive Officer Tom Stanton stated, “Although revenue for the quarter came in lower than expected, operating income increased approximately 74% over the same period last year driven by significant improvements in gross margin. Our domestic revenues were negatively impacted by a slower start to spending with our tier 2 and tier 3 service provider customers. International revenues were strong for the quarter, increasing approximately 56% over the same period last year. We saw a notable acceleration in bookings later in the quarter, but the timing precluded us from meeting our prior revenue expectations. The significant acceleration we saw in bookings exiting the quarter leads us to anticipate revenue in the second quarter of 2014 to be in the range of $172 million to $180 million.”

The Company confirmed that its first quarter conference call will be held Wednesday, April 16, 2014 at 9:30 a.m. Central Time. This conference call will be web cast live through StreetEvents.com. To listen, simply visit the Investor Relations site at www.adtran.com or www.streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at www.streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company’s earnings release, will be available on the Investor Relations site at www.adtran.com for at least 12 months following the call.

ADTRAN, Inc. is a leading global provider of networking and communications equipment. ADTRAN’s products enable voice, data, video and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by service providers, private enterprises, government organizations, and millions of individual users worldwide. For more information, please visit www.adtran.com.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2013. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

CONTACT:	INVESTOR SERVICES/ASSISTANCE:

Jim Matthews	Gayle Ellis
Senior Vice President/CFO	256-963-8220
256-963-8775